Exhibit 99.1

Aircastle Announces Review of Strategic Alternatives

STAMFORD, Conn., October 24, 2019 /PRNewswire/ -- Aircastle Limited (NYSE: AYR) (“Aircastle” or the “Company”) announced today that its Board of Directors is evaluating strategic alternatives, which may include a sale of the Company. Aircastle has received preliminary non-binding expressions of interest from multiple third parties regarding a potential transaction involving the Company and is engaged in preliminary discussions relating thereto. There can be no assurance that this process will result in a transaction or, if a transaction is undertaken, its terms or timing. The Company has retained Citigroup Global Markets Inc. as its financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as its legal advisor to assist in this ongoing review. The Company does not intend to disclose developments or provide updates on the progress or status of this process unless it deems further disclosure is appropriate or required by law.

Safe Harbor

Certain statements in this press release are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, including, but not limited to, our exploration of strategic alternatives. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. The consummation of a strategic transaction is subject to market conditions and other factors that are beyond our control. Accordingly, no assurance can be given that a strategic transaction will be completed and you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see Aircastle’s filings with the SEC and previously disclosed under “Risk Factors” in Item 1A of Aircastle’s 2018 Annual Report on Form 10-K. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances.

About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of June 30, 2019, Aircastle owned and managed on behalf of its joint ventures 283 aircraft leased to 89 customers located in 47 countries.

Contacts:

Aircastle Advisor LLC	The IGB Group
Frank Constantinople, SVP Investor Relations Tel: +1-203-504-1063 fconstantinople@aircastle.com	Leon Berman Tel: +1-212-477-8438 lberman@igbir.com

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